Exhibit 99.1

Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in topical therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands; and A. Aarons, which will market authorized generic versions of Doak and Kenwood therapies.

Important announcement: Doak Dermatologics continues its dedicated support of the American Academy of Dermatology that dates to the organization’s inception. Doak will be an Emerald sponsor of the 64th Annual Meeting of the AAD, to be held in San Francisco, CA, March 3-7, 2006.

Daniel Glassman will present at the Raymond James & Associates 27th Annual Institutional Investors Conference, Hyatt Regency Grand Cypress in Orlando, FL, March 5-8th, 2006.

Daniel Glassman will present at the CIBC World Markets Annual Specialty Pharmaceutical & Biotechnology Conference, to be held at the Millenium Broadway Hotel in New York City, April 4-5, 2006.

Daniel Glassman will present at the Banc of America Securities LLC, Health Care Conference 2006, to be held at The Four Seasons Hotel in Las Vegas, NV, May 16-18th, 2006.

Daniel Glassman will present a case study on Optimizing Lifecycle Management for a Product with Limited Patent Protection at the MedAd News’ Specialty Pharmaceuticals Summit, June 6-8, 2006 at 8:45 AM at the Park Hyatt, Philadelphia, PA.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS ENTERS INTO LICENSING
AGREEMENT WITH MEDIGENE AG FOR POLYPHENON® E OINTMENT

Fairfield, NJ — January 31, 2006 — Bradley Pharmaceuticals, Inc. (NYSE: BDY) announced today that the Company has entered into a collaboration and license agreement with MediGene AG (Frankfurt: TecDax: MDG), to commercialize POLYPHENON® E Ointment in the United States through Bradley’s Specialty Sales and Marketing Teams.

The United States Food and Drug Administration recently accepted for filing MediGene’s New Drug Application (NDA) for POLYPHENON® E Ointment. The active ingredient in the ointment is a defined mixture of catechins extracted from green tea patented for use as an Rx product for the treatment of hyperplasias caused by papilloma viruses such as external genital and perianal warts. Genital warts appear as benign but contagious skin tumors in the genital and anal areas. This disease is one of the most common and fastest spreading venereal diseases worldwide. It is estimated that approximately 14 million people in the United States are infected with the strains of human papilloma virus that cause genital warts, making the US the largest market for this indication.

Bradley and MediGene together will decide whether to develop POLYPHENON® E for other dermatological indications based on a joint clinical development plan.

Bradley President and CEO, Daniel Glassman, stated, “Bradley Pharmaceuticals is excited to enter this collaboration with MediGene. This agreement marks Bradley’s expansion into new specialty healthcare markets, and is an important milestone for the Company. Management feels strongly that this endeavor will bring the individual strengths of both Bradley and MediGene together and will result in a synergistic relationship that fuels the growth of both companies.”

MediGene CEO, Peter Heinrich, stated, “MediGene looks forward to collaborating with Bradley Pharmaceuticals and to the successful commercialization of one of our most important products. Bradley’s ability to successfully promote prescription products has been demonstrated time and time again.”

About Bradley Pharmaceuticals, Inc.
Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.

About MediGene
MediGene AG (Frankfurt: TecDax MDG), is a German-American biotechnology company located in Martinsried, Germany and San Diego, California. MediGene was the first German biotech company with a drug on the market, and has the most mature drug development pipeline in the German biotech industry. MediGene’s core competence lies in research and development of novel approaches for the treatment of cancer.

MediGeneTM is a trademark of MediGene AG, Polyphenon® E is a trademark of Mitsui Norin.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, launches by Bradley of new products and market acceptance of Bradley’s products. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to estimate sales, ability to comply with the restrictive covenants under its credit facility; ability to refinance its credit facility, if necessary; ability to access the capital markets on attractive terms or at all; ability to favorably resolve the pending SEC informal inquiry and file required financial statements with the SEC in accordance with the Company’s announced timetable, maintain sales of its products, successfully acquire, develop, integrate, or sell new products, including POLYPHENON® E ointment when and if approved by the FDA, or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action lawsuits), government regulation and stock price volatility. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.